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                                                                   EXHIBIT 3(v)




                             [STATE OF NEVADA SEAL]




                            CERTIFICATE OF EXISTENCE
                          WITH STATUS IN GOOD STANDING

I, DEAN HELLER, the duly elected and qualified Nevada Secretary of State, do hereby certify that I am, by the laws of said State, the custodian of the records relating to filings by corporations, limited-liability companies, limited partnerships, limited-liability partnerships, and business trusts pursuant to Title 7 of the Nevada Revised Statutes which are either presently in a status of good standing or were in good standing for a time period subsequent of 1976 and am the proper officer to execute this certificate.

I further certify that the records of the Nevada Secretary of State, at the date of this certificate, evidence. THE GAMBLER NETWORK.COM, INC., as a corporation duly organized under the laws of Nevada and existing under and by virtue of the laws of the State of Nevada since May 31, 2000, and is in good standing in this state.






                                             IN WITNESS WHEREOF. I have hereunto
                                             set my hand and affixed the Great
                                             Seal of State, at my office, in
                                             Carson City, Nevada, on June
                                             1, 2000.




                                             /s/ DEAN HELLER



[SEAL]

                                                 SECRETARY OF STATE

                                             BY  /s/ MARIANNE LOCKYER
                                                 Certification Clerk